EXHIBIT 23

                      CONSENT OF INDEPENDENT AUDITORS



We hereby consent to the incorporation by reference and use of our report, dated February 14, 1997, on the consolidated financial statements of Shoreline Financial Corporation which appears on page 37 of Shoreline Financial Corporation's Annual Report to Shareholders for the year ended December 31, 1996, in Shoreline Financial Corporation's previously filed registration statements for its 1989 Stock Option Plan (Registration No. 33-29052), Dividend Reinvestment Plan (Registration No. 33-34008), 401(k) Profit Sharing Plan (Registration No. 333-10629) and Stock Incentive Plan of 1996 (Registration No. 333-09819).


                                   /s/ Crowe, Chizek and Company LLP

                                   Crowe, Chizek and Company LLP

South Bend, Indiana
March 21, 1997